UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2013 (December 23, 2013)

BARNES & NOBLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Allen W. Lindstrom

Effective on December 23, 2013 (the “Effective Date”), Barnes & Noble, Inc. (the “Company”) entered into an employment agreement with Allen W. Lindstrom (the “Agreement”), pursuant to which he will serve as the Chief Financial Officer of the Company. Mr. Lindstrom has served as Chief Financial Officer of the Company since July 2013 and served as Interim Chief Financial Officer of the Company between October 2011 and March 2012. The term of the Agreement will be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ written notice.

Pursuant to the Agreement, Mr. Lindstrom agrees to serve as the Company’s Chief Financial Officer, reporting directly to the Company’s Chief Executive Officer or, in the absence of a Chief Executive Officer, the Company’s President. Mr. Lindstrom will be entitled to an annual base salary of $500,000, or such higher amount as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, Mr. Lindstrom will be entitled to participate in the Company’s Executive Performance Plan, with a target bonus amount of not less than 75% of his annual base salary, and will also be eligible for grants of equity-based awards under the Company’s Amended and Restated 2009 Incentive Plan, as determined by the Committee. Mr. Lindstrom will also receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally, as well as certain other benefits.

The Agreement also provides for a grant of 100,000 shares of restricted stock units of the Company, which will vest in three equal annual installments on the first, second and third anniversaries of the Effective Date. Notwithstanding the foregoing, these restricted stock units will vest immediately in the event that, during the term of the Agreement, he is terminated by the Company without “cause” or he terminates for “good reason”.

Mr. Lindstrom is an “at will” employee and will not be entitled to any severance benefits pursuant to the Agreement, except in the following circumstances. In the event that his employment is terminated by the Company without “cause” or he terminates for “good reason”, subject to the execution of a release of claims against the Company, Mr. Lindstrom will be entitled to an amount equal to one times the sum of Mr. Lindstrom’s annual base salary, average bonus and benefits costs. If, upon a “change in control”, such a termination of employment occurs during the greater of two years following the “change in control” and the remainder of the term of the Agreement, Mr. Lindstrom will be entitled to an amount equal to two times the sum described above. Notwithstanding the foregoing, such severance payments in connection with a “change in control” will be reduced if a reduction would result in Mr. Lindstrom retaining a greater net-after tax amount following the application of Section 280G of the Code.

The Agreement provides that Mr. Lindstrom will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants apply during the term of the Agreement for the one-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Agreement and at all times thereafter.

The foregoing description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated December 23, 2013 between Barnes & Noble, Inc. and Allen W. Lindstrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: December 24, 2013	By:	/s/ Peter M. Herpich
	Name:	Peter M. Herpich
	Title:	Vice President and Corporate Controller

Barnes & Noble, Inc.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated December 23, 2013 between Barnes & Noble, Inc. and Allen W. Lindstrom.